UNITED STATES
SECURITIES AND EXCHANGE COMMIS SION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2016

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdictionof Incorporation)	(CommissionFile Number)	(IRS EmployerIdentification No.)

1430 U.S. Highway 206, Suite 200, Bedminster NJ		07921
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 27, 2016, our Board appointed Myron Kaplan as a director, to hold office until our 2017 annual meeting of stockholders. The appointment was made upon the request of Manchester Securities Corp., or Manchester, which exercised its right to appoint a second member to our Board. Janet M. Dillione, currently a member of our Board, was also appointed to our Board at the request of Manchester. Manchester holds these Board appointment rights pursuant to a letter agreement, dated March 3, 2015, between us and Manchester, which letter agreement was entered into as part of the backstop financing made available to us by Manchester in March 2015. See below for a discussion of this financing arrangement as well as information on Manchester.

Pursuant to our non-employee director compensation policy, we granted Mr. Kaplan an option to purchase 50,000 shares of our common stock for joining the Board.

Mr. Kaplan is a founding partner of Kleinberg, Kaplan, Wolff & Cohen, P.C., a New York City general practice law firm, where he has practiced corporate and securities law for more than forty years. In 2012, Mr. Kaplan became a trustee of the Lehman Brothers Plan Holding Trust. Previously, he served as a member of the board of directors of SAirGroup Finance (USA) Inc., a subsidiary of SAirGroup that had publicly issued debt securities, Trans World Airlines, Inc. and Kitty Hawk, Inc. Among his business and civic involvements, Mr. Kaplan currently serves on the boards of directors of a number of private companies and has been active for many years on the Boards of Trustees and various board committees of The Children’s Museum of Manhattan and JBI International (formerly The Jewish Braille Institute of America). Mr. Kaplan graduated from Columbia College and holds a Juris Doctor from Harvard Law School.

Mr. Kaplan and his law firm are counsel to Elliott International, L.P. and Manchester (collectively referred to as Elliott), which collectively are our largest stockholder. We also have had various transactions with Elliott over the years, and since January 1, 2015, have entered into the transaction with Elliott discussed below.

On March 3, 2015, we entered into a backstop agreement with Manchester, pursuant to which Manchester agreed to lend us, at our request, up to $4,500,000 less the dollar amount of gross proceeds received by us upon the exercise of warrants to purchase common stock issued in connection with our initial public offering on or before April 30, 2015, provided that the loan may not exceed $3,000,000.  We were able to access this financing until April 30, 2015.  However, the amount we received from the exercise of those warrants prior to April 30, 2015, exceeded the amount that would have allowed us to access the loan and, as a result, we could not and did not access the loan. In consideration for the backstop financing, we issued to Manchester a warrant, exercisable for five years, to purchase 200,000 shares of our common stock at a per share exercise price of $7.00, and we extended by one year to March 24, 2016, the expiration date of a warrant that Manchester holds to purchase 390,720 shares of common stock at a per share exercise price of $3.4375.  We also agreed to correct erroneous wording contained in the amended and restated warrant that we issued to Manchester in September 2014 to purchase 500,000 shares of our common stock, which amendment was immaterial and did not affect the terms of the warrant. We also granted Manchester the right for as long as it or its affiliates hold any of our common stock or securities convertible into our common stock to appoint up to two members to our Board of Directors and/or to have up to two observers attend Board meetings in a non-voting capacity. Finally, we entered into a registration rights agreement with Manchester whereby Manchester can demand that we register the shares issuable upon exercise of the new and amended warrants, and shares issuable upon conversion of the note, if issued.

A copy of the press release announcing the appointment of Mr. Kaplan is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Effective April 29, 2016, we amended our employment agreement with Randy Milby, our Chief Scientific Officer. The amendment was made as we continue our search for a new Chief Executive Officer and in response to the expiration of Mr. Milby’s current agreement on April 30. Under the amended agreement, Mr. Milby now is an at-will employee, and all other terms of his employment agreement remain in place, including severance benefits. A description of those terms may be found under the caption “Compensation Discussion & Analysis – Employment Agreements and Arrangements” in our Annual Report on Form 10-K/A, filed on April 29, 2016.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.                                           Description

99.1                                                       Press release dated May 2, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 2, 2016	CORMEDIX INC.

/s/ Randy Milby
Name: Randy Milby
Title: Chief Executive Officer